ML Variable Series Funds, Inc.
Series Number: 10
File Number: 811-3290
CIK Number: 355916
Domestic Money Market Fund
For the Period Ending: 12/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended December 31, 2002.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/03/2002	$7,094	Forrestal Funding Ms Tr	1.96%	01/14/2002
06/04/2002	1,118	Falcon Asset Sec	1.78	06/07/2002
10/28/2002	262	Dorada Finance Inc.	2.00	10/29/2002